Exhibit 99(b)

UNIZAN FINANCIAL CORP.

220 MARKET AVENUE SOUTH, CANTON, OHIO 44702

The undersigned hereby appoints E. Lang D’Atri and E. Scott Robertson, or either one of them (with full power to act alone), my true and lawful attorney(s) for me in my name, place and stead, to vote all shares of common stock of Unizan Financial Corp. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on [*], 2004, and at any adjournments thereof, with all the powers the undersigned would possess if personally present as follows:

1. MERGER AGREEMENT: To approve and adopt the Agreement and Plan of Merger, dated as of January 27, 2004, by and between Unizan Financial Corp. and Huntington Bancshares Incorporated, which provides, among other things, for the merger of Unizan with and into Huntington.	☐	FOR	☐	AGAINST	☐	ABSTAIN

ADJOURNMENT: To approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Meeting to approve and adopt the Agreement and Plan of Merger.	☐	FOR	☐	AGAINST	☐	ABSTAIN

The board of directors unanimously recommends a vote FOR each of the listed proposals.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted for both of the proposals listed. If any other business is presented at the special meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their best judgment. At the present time, the board of directors knows of no other business to be presented at the special meeting.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

(Continued, and to be signed and dated on other side)

(Continued from other side)

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is given, authority is granted to vote FOR each of the listed proposals. This proxy is solicited on behalf of the board of directors and may be revoked before exercise.

Please sign exactly as name(s) appears below.

Dated:	,2004	Dated:	,2004

Sign Here:		Sign Here:

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

If you plan on attending the Annual Meeting, please check here. ☐

PLEASE SIGN, DATE, AND RETURN IMMEDIATELY USING THE ENCLOSED ENVELOPE